Exhibit 10.1
April 6, 2024
Mr. Michael Abbott

Re:    Senior Advisor Consulting Agreement

Dear Mike:
General Motors LLC wishes to enter into a Senior Advisor Consulting Agreement (“Agreement”) with you for consulting services beginning April 2, 2024, and ending December 31, 2024. In your capacity as Senior Advisor Consultant, you will be expected to be available, from time to time, to consult and provide guidance, advice and other assistance as may be requested by the Chair and Chief Executive Officer (“CEO”).

While it is understood that you will make your services available at all reasonable times, it is also recognized that the services and the time required therefore may vary with different monthly periods. Under this Agreement, you are not expected or required to work on a regular basis, but rather, to make yourself available as needed by the Chair and CEO. For each month covered in this Agreement, you will receive a monthly fee of Twenty-Five-Thousand Dollars ($25,000.00), payable monthly. In addition, you will be reimbursed, upon submission of monthly expense reports, for your reasonable expenses, including travel (transportation and hotel), telephone and other incidental expenses necessarily incurred in connection with the services requested and furnished, conditioned upon their being in compliance with GM’s Expense Policy. Any expenses that are expected to be significant should be discussed in advance. In addition, you will receive the use of two company vehicles under the same provisions as the Senior Executive Vehicle Program.

The parties agree and understand that you are free to work for, or consult with others during the period of this Agreement. You represent and agree that in the performance of services under this Agreement, your actions will not and shall not in any manner be contrary or detrimental to the best interests of General Motors Company and that General Motors LLC shall be the sole judge of such actions. It is understood and agreed, and you hereby represent, that in performing services under this Agreement, or in connection therewith, neither you nor any person acting on your behalf, has given or offered to give, or will give or offer, any sum of money, or other material consideration to any person, directly or indirectly as an inducement to influence the granting of any order to General Motors LLC, General Motors Company, or any of their related companies, for parts, supplies, equipment, or services whether or not such an act constitutes a violation of law.

Any inventions or improvements that you may conceive, make, invent, or suggest in connection with work as a consultant or knowledge affected by such work shall be promptly disclosed to General Motors LLC by you and shall become the absolute property of General Motors LLC or its designate. You shall at any time during the life of this Agreement or thereafter, at the request of General Motors LLC or any of its related companies or delegates, execute any patent papers covering such inventions or improvements, as well as any papers that General Motors LLC or its designate may consider necessary or helpful in the prosecution of applications for patent thereon, or in connection with litigation or controversy relating thereto, provided, however, that all expense incident to the filing of such applications and the prosecution thereof and the conduct of litigation shall be borne by General Motors LLC.

All information and data of whatsoever kind or nature furnished or made available to you by General Motors LLC or General Motors Company (including its direct and indirect subsidiaries, affiliates and joint ventures) or their representatives, in your capacity as a consultant, shall be treated as confidential and shall not be disclosed to anyone, in any manner whatsoever, either in whole or in part, except upon written authorization by General Motors LLC.

April 2, 2024 is the date of your termination of employment and separation from service for purposes of all GM employee benefit plans and compensation arrangements, including any qualified and nonqualified deferred compensation arrangements, in which you currently participate. After that date, you will function as an independent contractor and will not have the status of an employee of General Motors LLC or General Motors Company (or any related company). You will not be eligible to accrue any new or additional benefits in any of General Motors’ employee benefit plans or programs. you understand and agree that you will not be a participant in any GM benefit plan by virtue of service as a senior advisor; for example, your services under this Agreement will not be factored in any way under any pension, welfare or benefit plan or program, e.g., the Salaried Retirement Program, the Executive Retirement Program (ERP), the Short Term Incentive Program (STIP), the Salaried Health Care Program, or the Long Term Incentive Program (LTIP).
Because, as a Senior Advisor, you are an independent contractor, General Motors LLC will report your fees to the IRS each year on a Form 1099; however, no deductions from your fees will be made, either for income tax or FICA tax purposes, or other statutory deductions, unless required to do so by some regulation or order. You are exclusively responsible for the payment of taxes relating to this Agreement and services under it.

This Agreement may be terminated by either party at any time upon written notice delivered to the other party at the address set forth below the signature of the party to whom such notice is addressed, except that the terms of this Agreement relating to intellectual property, confidentiality, and your status as an independent contractor shall survive.
If the foregoing is acceptable to you, kindly endorse your acceptance and return to my attention.

Sincerely,

/s/ Janice K. Uhlig

Janice K. Uhlig
Vice President
Global Total Rewards General Motors LLC

Accepted this 8th day of April, 2024

/s/ Michael Abbott
Michael Abbott